Exhibit 99.1

NATIONAL INDIAN GAMING COMMISSION EXPRESSES CONCERNS

WITH HOW CHEYENNE AND ARAPAHO TRIBES OF OKLAHOMA

ALLOCATE REVENUE RECEIVED FROM CASINOS MANAGED BY

SOUTHWEST CASINO AND HOTEL CORP.

Minneapolis, Minnesota – December 30, 2004 – Southwest Casino Corporation (“Southwest”) (OTCBB: SWCC) learned on December 26, 2004 that the Cheyenne and Arapaho Tribes of Oklahoma received a letter from the National Indian Gaming Commission expressing the NIGC’s concern that the Tribes are not distributing the net revenue from their gaming operations properly.  Southwest Casino and Hotel Corp., a wholly-owned subsidiary of Southwest Casino Corporation, manages the Lucky Star Casinos at Concho and Clinton, Oklahoma for the Cheyenne and Arapaho Tribes.  The NIGC is the federal agency that enforces the Indian Gaming Regulatory Act and oversees gaming operations of all Native American Tribes.

The NIGC’s concerns relate to the use of net gaming revenue after it has been distributed by Southwest, as manager of the Lucky Star casinos, to the Tribes.  The NIGC’s concerns are not related to the management of those Casinos by Southwest or to the relationship between Southwest and the Tribes.  However, if the NIGC determines that the Tribes have committed substantial violations of the Indian Gaming Regulatory Act, NIGC Rules or the tribal gaming ordinance, the Chairman of the NIGC may bring an enforcement action.  If an enforcement action were successful, potential penalties range from fines to, in extreme cases, an order closing the Tribes’ gaming operations.  Even though the NIGC’s concerns are not related to Southwest or our management of the Lucky Star Casinos, closure of these facilities by the NIGC would eliminate a significant source of our operating revenue.

Southwest has spoken with the NIGC regarding its concerns and offered to assist the NIGC and the Tribes in resolving these issues.  Southwest management believes that it is unlikely the NIGC’s current concerns will lead to closure of the Lucky Star Casinos.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Southwest currently owns and operates three gaming facilities in Cripple Creek, Colorado. Southwest also provides management services in connection with Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma. Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

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This Press Release may contain forward-looking statements, including statements regarding the Company’s beliefs about its business prospects and future results of operations.  These statements involve risks and uncertainties.  In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given.  The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:                                                   Jeffrey S. Halpern

Chairman of the Board

Southwest Casino Corporation

Telephone: 952-853-9990